Exhibit Number 99.4

NEWS RELEASE
FOR IMMEDIATE RELEASE


PRG-SCHULTZ REPORTS FOURTH-QUARTER AND FULL-YEAR 2001 FINANCIAL RESULTS

Q4 Revenues Up 12.6% over Prior Year; Company Reports Q4 Pro-Forma Earnings per Diluted Share from Continuing Operations of $0.08 Compared to $0.01 in Prior Year


ATLANTA, FEBRUARY 18, 2002 - PRG-Schultz International, Inc. (Nasdaq: PRGX) today announced its final financial results for the fourth-quarter and full-year 2001. The Company released preliminary results for the fourth quarter 2001 on January 24, 2002.


Results from Continuing Operations

For the periods reported, results from continuing operations consist solely of the Accounts Payable business.

Fourth Quarter 2001
Revenues from continuing operations for the fourth quarter of 2001 totaled $73.0 million, compared to $64.8 million for the fourth quarter of 2000, representing an increase of 12.6%. Excluding special charges, earnings from continuing operations for the fourth quarter of 2001 were $4.1 million or $0.08 per diluted share, compared to $0.6 million, or $0.01 per diluted share in the fourth quarter of 2000.

Special charges in the fourth quarter of 2001 for continuing operations consisted of $2.7 million (or $0.03 per diluted share on an after-tax basis) related to realignment and integration activities, in connection with the acquisition of Howard Schultz & Associates and in line with previous Company guidance, and $1.6 million (or $0.02 per diluted share on an after-tax basis) associated with the previously-announced write-down of accounts receivable in connection with the Chapter 11 filing of one of the Company's clients, Kmart.

Special charges in the fourth quarter of 2000 for continuing operations consisted of $9.0 million (or $0.11 per diluted share on an after-tax basis) related primarily to employee terminations, employee advance account reductions due to auditor draws forgiven, and other provisions.

"We are very pleased with our financial results for the fourth quarter," commented John Cook, chief executive officer of PRG-Schultz. "Revenue growth in our Accounts Payable business of approximately 13% was driven by strong

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performance  in both our US Retail and US Commercial  businesses,  which were up approximately 20% and 13%, respectively, over the fourth quarter of last year. Excluding special charges, EBITDA was 18% of revenues in the fourth quarter, compared to 12% last year."

Full Year 2001
Revenues from continuing operations for the full-year 2001 totaled $259.3 million, compared to $255.1 million for the full-year 2000. Excluding special charges, earnings from continuing operations for the full-year 2001 were $9.0 million or $0.18 per diluted share, compared to $10.6 million, or $0.21 per diluted share for the full-year 2000.

In addition to the fourth quarter special charges outlined above, special charges for the full year 2001 also included $0.8 million (or $0.01 per diluted share on an after-tax basis) reported in the first quarter related to realignment activities.


Results From Discontinued Operations
For the fourth quarter of 2001, the Company reported a loss from discontinued operations of $55.9 million, of which $54.0 million was the previously disclosed loss on the sale of the French Taxation Services Business in December 2001. For the fourth quarter of 2000, the Company reported a loss from discontinued operations of $22.0 million, which included approximately $21.9 million of special charges on an after-tax basis.

For the full-year 2001, the Company reported a loss from discontinued operations of $88.2 million, of which $85.0 million originated from the loss on disposal from discontinued operations, net of income taxes.

On January 24, 2002, the Company announced that it would take its remaining discontinued operations, which had been for sale since the first quarter of 2001, off the market. As a result, beginning in the first quarter of 2002, the financial results of these three businesses, Meridian VAT Reclaim, the Communications Division, and the Ship & Debit business, will again be classified as part of the Company's continuing operations and reported in a separate operating segment called Other Ancillary Services. In 2001, these businesses generated revenues of $54.8 million and a net loss of approximately $1.5 million. The profitability of these businesses was negatively impacted in 2001 as a result of their "for sale" status during most of the year as well as significant costs associated with sale efforts.


Extraordinary Item
As previously reported, the Company closed on a new bank credit facility on December 31, 2001. The new facility replaced an existing facility that was cancelled as a result. In connection with the cancellation, the Company recorded a non-cash charge of approximately $2.6 million ($1.6 million or $0.03 per diluted share on an after-tax basis) representing remaining deferred loan costs

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associated with the previous bank credit facility. This charge has been recorded on the Company's consolidated statement of operations as an extraordinary item, as currently required under generally accepted accounting principles.


Cash Flow and DSO's
Net cash from operating activities from continuing operations for the twelve months ended December 31, 2001 was approximately $22.9 million, compared to approximately $31.1 million in 2000.

DSO's (Days Sales Outstanding) from continuing operations as of December 31, 2001 stood at 60 days, compared to 67 days a year ago. This improvement resulted from lower DSO's in both the Company's US and international operations.


2002 Outlook
The Company reiterated its outlook for the full-year and first quarter 2002 provided on January 24, 2002.

Full-year 2002
Revenues for 2002 are expected to approximate $470 million. Revenues from Accounts Payable Services are expected to be approximately $420 million, and revenues from Other Ancillary Services are expected to be approximately $50 million.

For 2002, the Company expects to report, prior to non-recurring and transition expenses, earnings per diluted share of approximately $0.65. Approximately $0.63 per diluted share, prior to non-recurring and transition expenses, is expected to be generated from Accounts Payable Services, with the balance of approximately $0.02 expected to be generated from Other Ancillary Services.

Non-recurring expenses estimated at up to $10 million (or approximately $0.08 per diluted share after-tax) consist of one-time charges related to realignment and integration activities and include primarily severance and costs associated with the elimination of duplicate facilities and facilities relocation. Transition expenses, which represent costs in the process of being eliminated over the course of the year, are estimated at up to $18 million (or approximately $0.14 per diluted share after-tax) and relate primarily to centralization of IT, employment of duplicate personnel for a transition period, and consultancy services related to integration execution.

First Quarter 2002
Revenues for the first quarter of 2002 are expected to approximate $104 million. Revenues from Accounts Payable Services are expected to be approximately $90 million, and revenues from Other Ancillary services are expected to be approximately $14 million.

For the first quarter of 2002, the Company expects to report, prior to non-recurring and transition expenses, earnings per diluted share of approximately $0.13. Non-recurring expenses and transition expenses for the first quarter are estimated at $0.02 and $0.06 per diluted share, respectively.


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The Company became subject to SFAS 142, "Goodwill and Other Intangible  Assets,"
effective January 1, 2002. SFAS 142 requires that an intangible asset be amortized over its useful life and that goodwill not be amortized but evaluated periodically for impairment. Accordingly, the 2002 outlook does not include any goodwill amortization expense. The 2002 outlook also does not include goodwill impairment charges, if any, which may be required under SFAS 142. To date, the Company has not made an evaluation or assessment of future potential goodwill impairment under the rules prescribed in SFAS 142.

During 2001, the Company classified Meridian VAT Reclaim, the Communications Division, and the Ship & Debit business as discontinued operations and recorded them on the balance sheet at net realizable value. In the first quarter of 2002, when the Company reclassifies them as continuing operations, a non-cash gain or loss may result which has not yet been calculated and is not reflected in the above outlook.


Conference Call and Webcast Information
PRG will hold a conference call tomorrow, February 19, 2002 at 10 a.m. ET. Listeners in the U.S. should dial 888.396.0289 at least 5 minutes prior to the start of the conference. Listeners outside the U.S. should dial 712.257.2285. To access the conference call, provide the leader's name 'John Cook' and the passcode 'PRGX.'

The teleconference will also be audiocast on the Internet at www.prgx.com. Microsoft Windows Media Player is required to access the audiocast and can be downloaded from www.microsoft.com/windows/mediaplayer.


About PRG-Schultz International, Inc.
Headquartered in Atlanta, PRG-Schultz International, Inc. (PRG-Schultz) is the world's leading provider of recovery audit services. PRG-Schultz employs approximately 3,500 employees in 34 countries, providing clients with insightful value to optimize and expertly manage their business transactions. PRG-Schultz's clients represent a variety of industries, including retailing, wholesale distribution, manufacturing, government, high-tech, and healthcare organizations.


Forward Looking Statements
Statements made in this news release which look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include the following: (i) we may not be able to successfully integrate Howard Schultz and Associates (HS&A) and achieve the planned post-acquisition synergy cost savings due to unexpected costs, loss of former HS&A auditors and other personnel, loss of revenue with respect to shared clients and other reasons,
(ii) if the current economic slowdown continues, our clients may not return to previous purchasing levels, and as a result we may be unable to recognize


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anticipated  revenues,  (iii)  the  bankruptcy  of any of  our  larger  clients, including without limitation, potential negative effects of the recent Kmart bankruptcy filing could impair then-existing accounts receivable and reduce expected future revenues from such clients, (iv) since the businesses comprising the other ancillary services segment have been operated during the last year primarily for the purpose of preparing them for sale, they may require additional time and effort of Company executives and additional Company resources to help them achieve desired profitability and may distract management from its focus on the Company's core accounts payable business, and there is no
guaranty  that  the  Company  can  operate  these  businesses   efficiently  and
profitably,   (v)  the  previously   announced   intention  to  dispose  of  the
discontinued operations has in some instances resulted in the loss of key personnel and diminished operating results in such operations which may be difficult to reverse going forward, (vi) we may not achieve anticipated expense savings, (vii) our past and future investments in technology and e-commerce may not benefit our business, (viii) our accounts payable businesses may not grow as expected, and (ix) our international expansion may prove unprofitable. Other risks and uncertainties that may affect our business include (i) our ability to effectively manage our business during our business integration with HS&A, (ii) the possibility of an adverse judgment in pending securities litigation, (iii) the impact of certain accounting pronouncements by the Financial Accounting Standards Board or the United States Securities and Exchange Commission, (iv) potential timing issues that could delay revenue recognition, (v) the effect of strikes, (vi) future weakness in the currencies of countries in which we transact business, (vii) changes in economic cycles, (viii) competition from other companies, (ix) changes in governmental regulations applicable to us, and other risk factors detailed in our Securities and Exchange Commission filings, including the Company's definitive proxy statement filed December 19, 2001. The
Company   disclaims   any   obligation   or  duty  to  update  or  modify  these
forward-looking statements.

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Contacts:
                  Investor Contact:              Media & Client Contact:
                  Leslie H. Kratcoski            Michelle B. Duncan
                  Investor Relations             Corporate Communications
                  (770) 779-3099                 (770) 779-3295



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